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                                   Exhibit 11

                               Earnings Per Share


Primary                                                               Year Ended December 31,
                                                       -------------------------------------------

                                                     1995                   1994               1993
                                                     ----                   ----               ----
Average common shares outstanding*                1,582,273              1,471,561          1,471,445
                                                 ==========             ==========         ==========
Net income                                       $4,129,733             $3,369,874         $2,619,172
                                                 ==========             ==========         ==========
Per share amount                                   $2.61                  $2.29              $1.78
                                                   =====                  =====              =====


     Earnings per share amounts for each year presented reflect the 10% stock dividend, December 29, 1993 and 5% stock dividend, November 29, 1994 and December 22, 1995. Fully diluted net income per common share data are not presented because there are no material differences between those amounts and the income per share data as presented.

* Includes an immaterial amount of common stock equivalents.